News Release
Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
November 7, 2007
News Media
	Eric Grant	(202) 624-6091

Financial Community
	Melissa E. Adams	(202) 624-6410
WGL Holdings, Inc. Reports a 22% Increase in Fiscal Year 2007 Earnings
and Issues Fiscal Year 2008 Guidance
—	Consolidated earnings up 22% — $2.19 per share vs. $1.79 per share for fiscal year 2006

—	Retail Energy-Marketing earnings up 67% — $0.45 per share vs. $0.27 per share for fiscal year 2006

—	Utility growth continues with the addition of over 14,200 active customer meters during fiscal year 2007

—	Business process outsourcing initiative launched with expected customer service enhancements in fiscal year 2008 and long-term savings
Consolidated Results
     WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) for fiscal year 2007 of $107.9 million, or $2.19 per share, an increase of $20.3 million, or $0.40 per share, over net income of $87.6 million, or $1.79 per share, reported for fiscal year 2006. Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
     “We are realizing the sustainable benefits from our integrated strategies for success,” said James H. DeGraffenreidt, Jr., chairman and chief executive officer of WGL Holdings. “Our rate design approaches in Maryland and Virginia directly enhance shareholder value, while

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protecting our customers from fluctuations due to weather, pricing and usage. Also, the success and continued growth of our unregulated businesses firmly positions us to become the retail energy company of choice,” DeGraffenreidt affirmed.
     For the three months ended September 30, 2007, we reported a seasonal net loss determined in accordance with GAAP of $(13.5) million, or $(0.27) per share, compared to a net loss of $(11.9) million, or $(0.24) per share, reported for the three months ended September 30, 2006. Reporting a net loss for quarters ended September 30 is typical due to the seasonal nature of our utility operations and the corresponding reduced demand for natural gas during this period.
     We also evaluate our financial performance based on non-GAAP operating earnings (loss) per share. Non-GAAP operating earnings (loss) per share excludes the effect of: (i) warmer-than-normal/colder-than-normal weather for our regulated utility segment; (ii) certain unusual transactions; (iii) unrealized mark-to-market gains (losses) on energy-related derivatives and (iv) discontinued operations. Refer to “Use of Non-GAAP Operating Earnings (Loss) Per Share” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of earnings per share determined in accordance with GAAP to non-GAAP operating earnings (loss) per share for both our consolidated and segment results.
     For fiscal year 2007, our non-GAAP operating earnings were $1.99 per share, an increase of $0.05 per share over non-GAAP operating earnings of $1.94 per share for fiscal year 2006. For the fourth quarter of fiscal year 2007, we had a non-GAAP operating loss of $(0.31) per share compared to a loss of $(0.17) per share for the same quarter of the prior fiscal year.
Fiscal Year and Fourth Quarter Results by Business Segment
     Regulated Utility Segment
     Our regulated utility segment reported net income determined in accordance with GAAP of $89.9 million, or $1.82 per share, for fiscal year 2007, an increase of $5.3 million, or $0.09 per share, over net income of $84.6 million, or $1.73 per share for the preceding fiscal year. For fiscal year 2007, non-GAAP operating earnings for the regulated utility segment were $1.71 per share compared to $1.72 for fiscal year 2006. The year-to-year comparison in non-GAAP

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operating earnings for this segment is relatively unchanged primarily due to the fact that increased labor and benefit costs and higher depreciation due to the effect of increased investment in depreciable property, plant and equipment were offset by the favorable effects of the addition of over 14,200 active customer meters since the end of last year and new rates that went into effect in Virginia on February 13, 2007.
     For the fourth quarter of fiscal year 2007, our regulated utility segment reported a seasonal net loss determined in accordance with GAAP of $(16.8) million, or $(0.34) per share, for the fourth quarter of fiscal year 2007, compared to a net loss of $(13.0) million, or $(0.27) per share, reported for the same quarter of the prior fiscal year. Our regulated utility segment had a non-GAAP operating loss of $(0.35) per share for the fourth quarter of fiscal year 2007 compared to a loss of $(0.29) per share for the fourth quarter of the prior fiscal year. This comparison in non-GAAP results primarily reflects favorable adjustments recorded in the fourth quarter of the prior fiscal year associated with customer billing and a true-up of lost-and-unaccounted-for gas.
     Retail Energy-Marketing Segment
     The retail energy-marketing segment reported net income determined in accordance with GAAP of $22.4 million, or $0.45 per share, for the fiscal year ended September 30, 2007, an increase of $9.1 million, or $0.18 per share, over net income of $13.3 million, or $0.27 per share, reported for fiscal year 2006. Non-GAAP operating earnings for the retail energy-marketing segment were $0.36 per share for the fiscal year ended September 30, 2007, an $0.08 per share improvement over $0.28 per share for fiscal year 2006. The year-over-year improvement in non-GAAP operating earnings was related to a substantial rise in electric sales volumes and higher margins per kilowatt hour sold. Sales volume growth was principally the result of new competitive opportunities that emerged during the second half of fiscal year 2006, as retail customers of the electric utilities in Maryland and Delaware switched to competitive electric suppliers in response to a sharp increase in utility rates. Higher margins per kilowatt hour sold resulted from the full-year benefit of these new customers coupled with favorable market conditions.
     For the fourth quarter of fiscal year 2007, our retail energy-marketing segment reported net income determined in accordance with GAAP of $5.3 million, or $0.11 per share, compared to net income of $8.4 million, or $0.17 per share, reported for the same three-month period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment

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were $0.08 per share for the three months ended September 30, 2007, compared to $0.17 per share for the same three-month period of the prior fiscal year. The quarter-to-quarter decline in non-GAAP operating earnings related to both the sale of electricity and natural gas. Margins per kilowatt hour sold on new electric sales contracts decreased from the relatively large margins on sales in the prior period due to increases in wholesale market prices combined with more competitive rates offered by electric utilities that went into effect in the third quarter of fiscal year 2007. We also experienced a decline in natural gas sales volumes and margin per therm sold related to our natural gas sales.
Business Process Outsourcing
     In the third quarter of fiscal year 2007, Washington Gas announced a ten-year agreement with Accenture to outsource a number of its business functions. To date, we have successfully transitioned human resources and purchasing. Other functions, including payroll, information technology, and consumer services are on schedule to transition by December 31, 2007. The agreement was designed to generate approximately $170 million in net savings over its ten-year term and provide customer service enhancements, including many that will be implemented in fiscal year 2008.
Earnings Outlook
     Our GAAP earnings estimate for the full fiscal year 2008, is in a range of $2.08 to $2.18 per share. This estimate includes projected full fiscal year 2008 earnings from our regulated utility segment in a range of $1.83 per share to $1.89 per share and projected full fiscal year 2008 earnings from our unregulated business segments in a range of $0.25 per share to $0.29 per share.
     We are also providing a consolidated earnings estimate for the full fiscal year 2008 based on non-GAAP operating earnings in a range of $2.17 per share to $2.27 per share. This estimate includes projected full fiscal year 2008 non-GAAP operating earnings from our regulated utility segment in a range of $1.84 per share to $1.90 per share, and projected full fiscal year 2008 non-GAAP operating earnings from our unregulated business segments in a range of $0.33 per share to $0.37 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this press release for a reconciliation

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of our GAAP earnings estimate to our estimate based on non-GAAP operating earnings per share.
     Guidance reflects the estimated addition of 17,500 new customers at the regulated utility in fiscal year 2008. The guidance includes an estimated increase in revenues in Maryland and the District of Columbia in connection with pending rate cases. These increases in rates are subject to a final determination by the Maryland Public Service Commission and the District of Columbia Public Service Commission, respectively. The guidance assumes normal weather throughout the guidance period, no effect of unusual items that could arise in the future, and no future gains or losses related to discontinued operations. We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance.
Other Information
     We will hold a conference call at 10:30 a.m. Eastern time on November 8, 2007, to discuss our fourth quarter and fiscal year 2007 financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. Slides providing details of our results of operations will be posted to the Web site. To hear the live Webcast, click on the “Webcast” link located on the home page of the referenced site. The Webcast and related slides will be archived on the WGL Holdings Web site through December 7, 2007.
     Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the commercial heating, ventilating and air conditioning (HVAC) segment, which consists of Washington Gas Energy Systems, Inc. Additional information about WGL Holdings is available on our Web site, www.wglholdings.com.

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     Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are: (i) reconciliations of earnings per share determined in accordance with GAAP to non-GAAP operating earnings (loss) per share for both our consolidated and segment results; (ii) reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance and (iii) reconciliations of WGL Holdings’ net income determined in accordance with GAAP and GAAP Net Cash Flow provided by operating activities to free cash flow, a non-GAAP measure.
Forward-Looking Statements
     This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission.

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WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended September 30, 2007 and 2006
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2007	2006	2007	2006

OPERATING REVENUES
Utility	$134,088	$131,922	$1,497,274	$1,622,510
Non-utility	191,597	191,689	1,148,734	1,015,373

Total Operating Revenues	325,685	323,611	2,646,008	2,637,883

OPERATING EXPENSES
Utility cost of gas	53,448	44,318	875,811	1,016,669
Non-utility cost of energy-related sales	173,907	171,004	1,079,378	971,560
Operation and maintenance	70,254	64,080	275,344	258,022
Depreciation and amortization	23,632	23,531	90,605	93,055
General taxes and other assessments	15,881	18,479	100,023	96,187

Total Operating Expenses	337,122	321,412	2,421,161	2,435,493

OPERATING INCOME (LOSS)	(11,437)	2,199	224,847	202,390
Other Income (Expenses)—Net	681	525	3,378	3,241
Interest Expense
Interest on long-term debt	10,000	10,048	40,047	40,634
Other — net	1,389	1,944	8,821	7,670

Total Interest Expense	11,389	11,992	48,868	48,304
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(22,475)	(9,598)	178,037	156,007
INCOME TAX EXPENSE (BENEFIT)	(8,931)	(2,370)	70,137	61,313

INCOME (LOSS) FROM CONTINUING OPERATIONS	(13,544)	(7,228)	107,900	94,694
Loss from discontinued operations, net of income tax benefit	—	(4,639)	—	(7,116)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(13,544)	$(11,867)	$107,900	$87,578

AVERAGE COMMON SHARES OUTSTANDING
Basic	49,312	48,817	49,172	48,773
Diluted	49,312	48,817	49,377	48,905

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic
Income (loss) from continuing operations	$(0.27)	$(0.15)	$2.19	$1.94
Loss from discontinued operations	—	(0.09)	—	(0.14)

Basic earnings (loss) per average common share	$(0.27)	$(0.24)	$2.19	$1.80

Diluted
Income (loss) from continuing operations	$(0.27)	$(0.15)	$2.19	$1.94
Loss from discontinued operations	—	(0.09)	—	(0.15)

Diluted earnings (loss) per average common share	$(0.27)	$(0.24)	$2.19	$1.79

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$(16,750)	$(13,000)	$89,889	$84,599

Non-utility operations:
Retail energy-marketing	5,317	8,364	22,426	13,315
Commercial HVAC	192	126	367	450

Total major non-utility	5,509	8,490	22,793	13,765
Other, principally non-utility activities	(2,303)	(2,718)	(4,782)	(3,670)

Total non-utility	3,206	5,772	18,011	10,095

INCOME (LOSS) FROM CONTINUING OPERATIONS	(13,544)	(7,228)	107,900	94,694
Loss from discontinued operations, net of income tax benefit	—	(4,639)	—	(7,116)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(13,544)	$(11,867)	$107,900	$87,578

WGL Holdings, Inc.
Consolidated Balance Sheets
September 30, 2007
(Unaudited)

	September 30,	September 30,
(In thousands)	2007	2006

ASSETS
Property, Plant and Equipment
At original cost	$3,072,935	$2,949,951
Accumulated depreciation and amortization	(922,494)	(882,056)

Net property, plant and equipment	2,150,441	2,067,895

Current Assets
Cash and cash equivalents	4,870	4,350
Accounts receivable, net	192,021	197,733
Storage gas—at cost (first-in, first-out)	294,889	296,061
Other	81,945	63,878

Total current assets	573,725	562,022

Deferred Charges and Other Assets	322,195	161,489

Total Assets	$3,046,361	$2,791,406

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$980,767	$921,807
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	616,419	576,139

Total capitalization	1,625,359	1,526,119

Current Liabilities
Notes payable and current maturities of long-term debt	205,341	238,370
Accounts payable and other accrued liabilities	216,861	201,401
Other	134,854	121,071

Total current liabilities	557,056	560,842

Deferred Credits	863,946	704,445

Total Capitalization and Liabilities	$3,046,361	$2,791,406

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended September 30, 2007 and 2006
(Unaudited)
FINANCIAL STATISTICS

	Twelve Months Ended
	September 30,
	2007	2006

Closing Market Price—end of period	$33.89	$31.34
52-Week Market Price Range	$35.91-$29.79	$32.88-$27.04
Price Earnings Ratio	15.5	17.4
Annualized Dividends Per Share	$1.37	$1.35
Dividend Yield	4.0%	4.3%
Return on Average Common Equity	11.3%	9.6%
Total Interest Coverage (times) (1)	4.6	4.2
Book Value Per Share—end of period	$19.89	$18.86
Common Shares Outstanding—end of period (thousands)	49,316	48,878

(1) Calculated using income from continuing operations.

UTILITY GAS STATISTICS
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(In thousands)	2007	2006	2007	2006

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$71,581	$71,587	$987,409	$1,049,655
Commercial and Industrial — Firm	23,724	24,224	278,949	338,288
Commercial and Industrial — Interruptible	1,080	1,441	6,618	8,190
Electric Generation	283	275	1,108	1,232

	96,668	97,527	1,274,084	1,397,365

Gas Delivered for Others
Firm	17,484	16,918	139,675	135,988
Interruptible	8,032	7,569	49,524	42,286
Electric Generation	94	80	293	287

	25,610	24,567	189,492	178,561

	122,278	122,094	1,463,576	1,575,926
Other	11,810	9,828	33,698	46,584

Total	$134,088	$131,922	$1,497,274	$1,622,510

	Three Months Ended				Twelve Months Ended
	September 30,				September 30,
(In thousands of therms)	2007		2006		2007		2006

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	37,204		41,306		648,701		593,594
Commercial and Industrial — Firm	18,735		20,826		203,962		213,997
Commercial and Industrial — Interruptible	940		1,404		5,275		6,185

	56,879		63,536		857,938		813,776

Gas Delivered for Others
Firm	41,427		45,320		433,420		403,812
Interruptible	45,440		43,939		267,305		251,003
Electric Generation	66,506		60,540		111,950		108,315

	153,373		149,799		812,675		763,130

Total	210,252		213,335		1,670,613		1,576,906

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	73,830		81,156		725,465		696,694

Number of Customers (end of period)	140,700		142,700		140,700		142,700

Electricity Sales
Electricity Sales (thousands of kWhs)	1,051,305		1,022,247		3,943,844		2,412,407

Number of Accounts (end of period)	65,900		63,300		65,900		63,300

UTILITY GAS PURCHASED EXPENSE (excluding off system)	94.76	¢	75.08	¢	103.04	¢	124.56	¢

HEATING DEGREE DAYS

Actual	10		22		3,955		3,710
Normal	16		16		3,815		3,807
Percent Colder (Warmer) than Normal	(37.5)%		37.5%		3.7%		(2.5)%

Number of Active Customer Meters (end of period)	1,046,201		1,031,916		1,046,201		1,031,916

WGL Holdings, Inc. (Regulated Utility Segment)
For Periods Ended September 30, 2007 and 2006
(Unaudited)
Statements of Income

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(In thousands)	2007	2006	2007	2006

Operating Revenues	$136,643	$133,929	$1,513,839	$1,637,491

Operating Expenses:
Cost of gas	56,003	46,325	892,376	1,031,650
Operation	51,354	46,593	206,623	198,044
Maintenance	10,129	10,469	39,685	38,423
Depreciation and amortization	23,420	23,445	89,907	92,712
General taxes and other assessments:
Revenue taxes	6,683	9,243	55,949	55,964
Other	8,705	8,864	40,648	40,726

Total operating expenses	156,294	144,939	1,325,188	1,457,519

Operating income (loss)	(19,651)	(11,010)	188,651	179,972
Other income (expenses) — net	395	461	2,615	1,950
Interest expense	10,953	10,914	45,157	44,026
Dividends on Washington Gas preferred stock	330	330	1,320	1,320
Income tax expense (benefit)	(13,789)	(8,793)	54,900	51,977

Net income (loss)	$(16,750)	$(13,000)	$89,889	$84,599

Utility Net Revenues ($000) (1)

Operating revenues	$136,643	$133,929	$1,513,839	$1,637,491

Less: Cost of gas	56,003	46,325	892,376	1,031,650

Revenue taxes	6,683	9,243	55,949	55,964

Utility net revenues	$73,957	$78,361	$565,514	$549,877

(1)	We analyze the operating results of our regulated utility segment based on utility net revenues. Washington Gas Light Company includes the cost of the natural gas commodity and revenue taxes (comprised principally of gross receipts taxes) in its rates charged to customers as reflected in operating revenues. Accordingly, changes in the cost of gas and revenue taxes associated with sales made to customers have no direct effect on the net revenues or net income of the regulated utility segment.

WGL HOLDINGS, INC.
USE OF NON-GAAP OPERATING EARNINGS (LOSS) PER SHARE
(Unaudited)
The attached reconciliations are provided to clearly identify adjustments made to diluted earnings (loss) per average common share calculated in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to derive non-GAAP operating earnings (loss) per share. Management believes non-GAAP operating earnings (loss) per share provides a more meaningful representation of our earnings from ongoing operations by excluding the effects of: (i) warmer-than-normal/colder-than-normal weather, (ii) certain unusual transactions, (iii) unrealized mark-to-market gains and losses from energy-related derivatives and (iv) our discontinued operations. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends. Additionally, we use this non-GAAP measure to report to the board of directors, evaluate management’s performance and for incentive compensation purposes.
We exclude from non-GAAP operating earnings (loss) per share the effects of warmer-than-normal/colder-than-normal weather to “normalize” weather. Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather. Additionally we exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. When these derivatives settle, the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts which are ultimately reversed when the derivatives are settled. These non-GAAP adjustments also assist both management and investors analyze period-over-period comparisons.
There are limits in using non-GAAP operating earnings (loss) per share to analyze our results, as it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to diluted earnings (loss) per average common share, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)
RECONCILIATION OF GAAP DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE TO
NON-GAAP OPERATING EARNINGS (LOSS) PER SHARE
(Unaudited)

Twelve Months Ended September 30, 2007
	Regulated	Retail Energy-		Other	Discontinued
	Utility	Marketing	HVAC	Activities	Operations	Consolidated

GAAP diluted earnings (loss) per average common share	$1.82	$0.45	$0.01	$(0.09)	$—	$2.19
Less: (Loss) from discontinued operations — net (a)	—	—	—	—	—	—

GAAP diluted earnings (loss) per share from continuing operations	$1.82	$0.45	$0.01	$(0.09)	$—	$2.19
Adjusted for:
Colder-than-normal weather (b)	(0.06)	—	—	—	—	(0.06)
Retroactive depreciation expense adjustment (c)	(0.05)	—	—	—	—	(0.05)
Unrealized mark-to-market (gain) loss on energy-related derivatives (d)	—	(0.09)	—	—	—	(0.09)

Non-GAAP operating earnings (loss) per share	$1.71	$0.36	$0.01	$(0.09)	$—	$1.99

Twelve Months Ended September 30, 2006
	Regulated	Retail Energy-		Other	Discontinued
	Utility	Marketing	HVAC	Activities	Operations	Consolidated

GAAP diluted earnings (loss) per average common share	$1.73	$0.27	$0.01	$(0.07)	$(0.15)	$1.79
Less: (Loss) from discontinued operations — net (a)	—	—	—	—	(0.15)	(0.15)

GAAP diluted earnings (loss) per share from continuing operations	$1.73	$0.27	$0.01	$(0.07)	$—	$1.94
Adjusted for:
Colder-than-normal weather (e)	(0.05)	—	—	—	—	(0.05)
Reserve for disallowance of natural gas costs (f)	0.06	—	—	—	—	0.06
Energy-marketing reversal of fee expense (g)	—	(0.04)	—	—	—	(0.04)
Unrealized mark-to-market (gain) loss on energy-related derivatives (d)	(0.02)	0.05	—	—	—	0.03

Non-GAAP operating earnings (loss) per share	$1.72	$0.28	$0.01	$(0.07)	$—	$1.94

Quarter Ended September 30, 2007
	Regulated	Retail Energy-		Other	Discontinued
	Utility	Marketing	HVAC	Activities	Operations	Consolidated

GAAP diluted earnings (loss) per average common share	$(0.34)	$0.11	$—	$(0.04)	$—	$(0.27)
Less: (Loss) from discontinued operations — net (a)	—	—	—	—	—	—

GAAP diluted earnings (loss) per share from continuing operations	$(0.34)	$0.11	$—	$(0.04)	$—	$(0.27)
Adjustments for:
Unrealized mark-to-market (gain) loss on energy-related derivatives (d)	(0.01)	(0.03)	—	—	—	(0.04)

Non-GAAP operating earnings (loss) per share	$(0.35)	$0.08	$—	$(0.04)	$—	$(0.31)

Quarter Ended September 30, 2006
	Regulated	Retail Energy-		Other	Discontinued
	Utility	Marketing	HVAC	Activities	Operations	Consolidated

GAAP diluted earnings (loss) per average common share	$(0.27)	$0.17	$—	$(0.05)	$(0.09)	$(0.24)
Less: (Loss) from discontinued operations — net (a)	—	—	—	—	(0.09)	(0.09)

GAAP diluted earnings (loss) per share from continuing operations	$(0.27)	$0.17	$—	$(0.05)	$—	$(0.15)
Adjustments for:
Unrealized mark-to-market (gain) loss on energy-related derivatives (d)	(0.02)	—	—	—	—	(0.02)

Non-GAAP operating earnings (loss) per share	$(0.29)	$0.17	$—	$(0.05)	$—	$(0.17)

Footnotes (Footnote references a — g are described on the following page)

WGL HOLDINGS, INC. (Consolidated by Quarter)
RECONCILIATION OF GAAP DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE TO
NON-GAAP OPERATING EARNINGS (LOSS) PER SHARE

Fiscal Year 2007
	Quarterly Period Ended (h)
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings (loss) per average common share	$0.92	$1.29	$0.26	$(0.27)	$2.19
Less: (Loss) from discontinued operations — net (a)	—	—	—	—	—

GAAP diluted earnings (loss) per share from continuing operations	$0.92	$1.29	$0.26	$(0.27)	$2.19
Adjusted for:
Colder-than-normal weather (b)	—	(0.02)	(0.04)	—	(0.06)
Retroactive depreciation expense adjustment (c)	(0.05)	—	—	—	(0.05)
Unrealized mark-to-market (gain) loss on energy-related derivatives (d)	0.03	—	(0.08)	(0.04)	(0.09)

Non-GAAP operating earnings (loss) per share	$0.90	$1.27	$0.14	$(0.31)	$1.99

Fiscal Year 2006
		Quarterly Period Ended (h)
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings (loss) per average common share	$0.91	$1.16	$(0.04)	$(0.24)	$1.79
Less: (Loss) from discontinued operations — net (a)	(0.02)	(0.01)	(0.03)	(0.09)	(0.15)

GAAP diluted earnings (loss) per share from continuing operations	$0.93	$1.17	$(0.01)	$(0.15)	$1.94
Adjusted for:
Warmer (colder)-than-normal weather (e)	(0.07)	0.02	—	—	(0.05)
Reserve for disallowance of natural gas costs (f)	—	0.06	—	—	0.06
Energy-marketing reversal of fee expense (g)	—	(0.04)	—	—	(0.04)
Unrealized mark-to-market (gain) loss on energy-related derivatives (d)	0.05	0.01	(0.01)	(0.02)	0.03

Non-GAAP operating earnings (loss) per share	$0.91	$1.22	$(0.02)	$(0.17)	$1.94

Footnotes:

(a)	Represents an adjustment for the discontinued operations of a commercial heating, ventilation and air conditioning subsidiary of WGL Holdings, sold in September 2006.

(b)	Weather was 4.9 percent and 31.8 percent colder than normal during the quarters ended March 31, 2007 and June 30, 2007, respectively. There were no adjustments related to weather during the quarters ended December 31, 2006 or September 30, 2006.

(c)	Represents an adjustment that reduced depreciation expense applicable to the period from January 1, 2006, through September 30, 2006. This adjustment was recorded in the first quarter of fiscal year 2007 upon approval of new depreciation rates by the staff of the Virginia State Corporation Commission.

(d)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that are recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment are recorded directly to income.

(e)	Weather was 10.1 percent colder than normal and 8.9 percent warmer than normal during the quarters ended December 31, 2005 and March 31, 2006, respectively. There were no adjustments related to weather during the quarters ended June 30, 2006 or September 30, 2006.

(f)	Represents a charge recorded by the regulated utility segment related to a proposed order from a Hearing Examiner, which we are currently appealing to the Public Service Commission of Maryland, that recommends the disallowance of certain natural gas costs incurred by Washington Gas and collected from customers in a prior fiscal year.

(g)	Income recognized by the energy-marketing segment to reflect the reversal of fees that were previously assessed by the District of Columbia Public Service Commission and accrued in prior fiscal years.

(h)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.
RECONCILIATION OF GAAP EARNINGS GUIDANCE TO
NON-GAAP EARNINGS GUIDANCE
FISCAL YEAR ENDED SEPTEMBER 30, 2008

Consolidated
	Low	High

GAAP Earnings Guidance Range	$2.08	$2.18
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.09	0.09

Non-GAAP Earnings Guidance Range	$2.17	$2.27

Regulated Utility Segment
	Low	High

GAAP Earnings Guidance Range	$1.83	$1.89
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.01	0.01

Non-GAAP Earnings Guidance Range	$1.84	$1.90

Unregulated Business Segments
	Low	High

GAAP Earnings Guidance Range	$0.25	$0.29
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.08	0.08

Non-GAAP Earning Guidance Range	$0.33	$0.37

(a)	Represents the reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2008. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment are recorded directly to income.

RECONCILIATIONS OF GAAP NET INCOME AND
GAAP NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES TO
FREE CASH FLOW
(Unaudited)
Below is a reconciliation of net income derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) and GAAP Net Cash Flow provided by operating activities to free cash flow, a non-GAAP measure. We utilize free cash flow as a liquidity measure to determine our ability to generate sufficient cash from internal operations to finance long-term investments, most notably capital expenditures. The assumption underlying this analysis is that changes in working capital and changes in cash from other assets and other liabilities have no effect on free cash flow because they net to zero when combined over a period of several years.
We further use this measure to evaluate trends of our future needs for external debt and equity financing. This data can also be utilized to compare our performance to that of our peers. Free cash flow, as we define and utilize it, does not relate to cash available for discretionary expenditures. Additionally, there are limits in using free cash flow to measure our liquidity, as it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. We compensate for these limitations by providing investors with the reconciliations below.
ANALYSIS OF TOTAL FREE CASH FLOW LESS THAN CAPITAL EXPENDITURES

	Fiscal Year Ended
	September 30,
(In thousands)	2007	2006

GAAP net income (applicable to common stock)	$107,900	$87,578
Less: (Loss) from discontinued operations–net	—	(7,116)

GAAP income from continuing operations	107,900	94,694
Depreciation and amortization(a)	93,256	96,843
Change in deferred income taxes–accelerated depreciation	6,831	7,324

Adjusted cash available before dividends	207,987	198,861
Dividends on common stock	(66,818)	(65,338)

Total free cash flow (Non-GAAP Measure)	141,169	133,523
Less: Capital expenditures(b)	(158,101)	(161,496)

Total Free Cash Flow Less than Capital Expenditures	$(16,932)	$(27,973)

(a)	Includes amortization of other regulatory assets and liabilities as well as amortization of debt related costs.

(b)	Excludes Allowance for Funds Used During Construction. Additionally, excludes adjustments for capital expenditures accrued and other cash-basis adjustments.
RECONCILIATION OF ANALYSIS OF FREE CASH FLOW
TO GAAP-BASED NET CASH PROVIDED BY OPERATING ACTIVITIES

	Fiscal Year Ended
	September 30,
(In thousands)	2007	2006

GAAP net cash provided by operating activities	$213,298	$85,707
Less: Net cash used in operating activities of discontinued operations	—	(1,100)

GAAP net cash provided by operating activities of continuing operations	213,298	86,807
Adjustments for:
Deferred income taxes, except for accelerated depreciation	(35)	(2,343)
Other, principally changes in assets and liabilities	(5,276)	114,397

Adjusted cash available before dividends	207,987	198,861
Dividends on common stock	(66,818)	(65,338)

Total Free Cash Flow (Non-GAAP Measure)	$141,169	$133,523